Exhibit 99.1

CONTACT:

Investor Relations

Axon Enterprise, Inc.

IR@axon.com

Axon reports Q2 2024 revenue of $504 million, up 35% year over year, raises outlook

●	Axon Cloud & Services revenue grows 47% to $195 million
●	Annual recurring revenue grows 44% to $850 million
●	Net income of $41 million supports non-GAAP net income of $93 million and Adjusted EBITDA of $123 million
●	Raises full year revenue outlook to a range of $2.00 billion to $2.05 billion, up from $1.94 billion to $1.99 billion

Fellow shareholders,

Axon closed the first half of 2024 with record quarterly revenue and an improved outlook for the remainder of the year. Our pipeline has grown across product categories and customer verticals, bolstered by our market-leading innovation, which we believe positions us for durable, profitable growth over the long term. Second quarter revenue growth of 35% marks our 10th consecutive quarter growing more than 25% year over year. We delivered growth with profitability, achieving second quarter net income margin of 8.1% and Adjusted EBITDA margin of 24.5%.

Strength in our business continues across the board in all product categories. Axon Cloud & Services revenue grew 47% year over year, driven by growing adoption of software applications from both new and existing customers, with net revenue retention of 122%. Axon Cloud software growth remains primarily driven by Axon Evidence and is further accelerated by productivity software, artificial intelligence (AI), real-time operations (RTO) and robotic security. These categories collectively drove almost half of the year over year growth in our software revenue. Sensors & Other revenue grew 28% year over year, supported by strong demand for Axon Body 4, which is now our fastest adopted body camera product and has surpassed 200,000 units in the field. TASER revenue growth of 28% year over year was fueled by the continued ramp of TASER 10, which has grown sequentially each quarter since launch and has surpassed 100,000 units in the field.

We continue to see expansive opportunities across our customer verticals. Increasing penetration of our Officer Safety Plan (OSP) remains a driver of growth within our U.S. state and local customer base, and more than 20% of the potential users within this cohort are now on one of our OSP offerings(1). At the same time, we have seen strong demand from our new and emerging customer verticals, including international, U.S. federal, corrections and enterprise. Our top four TASER 10 deals have come from these verticals and each vertical grew ahead of our overall revenue in the quarter — international revenue grew 49% year over year.

Axon is mission-driven with a strategy to deliver the technology ecosystem for public safety. We take an innovative approach to solving problems for our customers, and our product roadmap and engagement with them builds our confidence to provide a strengthened outlook. Axon’s updated guidance for the full year 2024 contemplates approximately 29.5% annual revenue growth at the midpoint, with an expanded Adjusted EBITDA margin of approximately 23.1%. We provide more detail on our product vision, most recent financial performance and improved outlook below.

(1) Based on a potential domestic state and local government installed base of 710,914 sworn officers, according to data from the U.S. Census Bureau’s State and Local Employment Payroll Data as of May 2024.

Select Highlights

Axon Cloud & Services

Digital Evidence Management

Axon Evidence, our flagship digital evidence management product, is the largest revenue contributor within Axon Cloud software. Today, Axon Evidence is used by more than 20,000 agencies, in every state within the United States and in over 90 countries worldwide. Over 2 billion evidence files have been loaded into Axon Evidence and our cloud stores more than 400 petabytes of data. Our solution has also enabled communities to upload more than 30 million files via Axon Community Request. The vast reach of our platform is used both in evidence collection and downstream analysis and review, with over 400 million pieces of evidence having been shared with our case sharing feature.

Many of our product solutions include cameras or devices with integrated digital evidence management licenses, and give customers the ability to upgrade to premium options to unlock additional features and functionality. We continue to drive growth with our evidence management software by building new premium capabilities and attracting new users. In the second quarter, over half of the growth in Axon Cloud software revenue was driven by digital evidence management licenses, primarily tied to our body and in-car cameras.

Productivity Software

Disruptive innovation is part of Axon’s DNA. When we began to drive public safety’s move to the digital age with our cloud software, we also saw the potential to modernize and disrupt existing workflows to create significant productivity gains for our customers in the future. This led to our investment in a suite of productivity software applications supporting administrative tasks that demand an outsized share of our customers’ time. Axon productivity software encompasses Axon Records and Axon Standards, and has expanded to include several emerging AI-driven applications.

Axon has been a leader in driving AI-powered technology to our customers for several years. We brought our first AI-powered product to the market in 2019 with automated video redaction. We followed shortly after with audio-to-text transcription in 2020 and AI-driven automatic license plate reading (ALPR) in 2021. This year, we took a giant leap forward with our launch of Draft One, a powerful new AI service that creates the first draft of a police report extracted directly from Axon body camera recordings. Released less than one year following the general availability of generative AI large language models, Draft One has received the best early customer feedback of any product we have introduced and supports our strategy to build for future technology. Agencies are reporting that Draft One dramatically reduces the amount of time officers spend writing police reports, with time savings in excess of 50%.

Revenue from our productivity and AI product suite grew more than 70% year over year in the second quarter. Contribution from our newest AI product, Draft One, was immaterial to this growth given the timing of sales cycles and is an opportunity for continued growth looking ahead. We see growing opportunities for AI applications in our portfolio and we are accelerating our investment to extend deeper into our digital evidence management, productivity and real-time operations.

"If we can cut out the worst parts of being busy, then we can say to a young recruit who has options, 'We're all hurting for bodies. We can use this technology to free up your time to go do the stuff that we all signed up to do.'"

— Captain Gossard, Lafayette Indiana PD

"I have gotten nothing but absolutely positive responses back, including one officer who said, 'Please don't take this away. This makes the difference between me absolutely loving my job like I used to a few years ago, to where now it seems like there's this constant conundrum of trying to stay caught up on reports [and] administrative functions. You're giving me time back in my day where I can go back out, be engaged with my community, do enforcement, be relatable to my citizens, and be doing what I love to do, which is serve my community.' So it's a win-win.”

— Sergeant Younger, Fort Collins PD.

Real-Time Operations

In 2019, Axon introduced Axon Body 3 with LTE connectivity. This was a major advancement in body camera technology and a bet on the future long before customers were asking for the capabilities LTE connectivity would unlock. We recognized that powering real-time operations was critical to our ecosystem strategy and paved the path for future technologies with this new disruptive product introduction. Five years later, every new device we have introduced is connected — body cameras, in-car cameras, drones, TASER devices — via LTE, Bluetooth or networked docks, and our recent acquisition of Fusus, LLC (Fusus), a global leader in real-time crime center technology, enables us to connect countless other third-party devices through our real-time operations software. In addition, LTE connectivity is now foundational to enabling our advanced productivity applications, such as Draft One.

With Axon Body 4, we took real-time operations a step further and introduced two-way voice communications, turning our latest generation camera into a communications platform. Our customers are seeing the value in this new capability, which enables them to more seamlessly communicate and react to situations than ever before. In one recent example, the New Orleans Emergency Medical Service (EMS) leveraged Axon Body 4 real-time capabilities to enhance their operations during the Mardi Gras festivities. Facing the challenge of maximizing limited resources, New Orleans EMS relied on Axon's live streaming and dynamic maps in their EMS Operations Center. Command staff monitored events as they unfolded and were able to tap into any camera feed in real-time to provide crucial support via two-way communication during one of the city's largest events.

Axon’s real-time operations portfolio continues to evolve. With the addition of Fusus to our RTO suite, we are redefining public safety operations and adjusting our focus away from displacing highly customized legacy software. We see greater opportunity to focus deeper into areas where we believe our technology can drive significantly improved decision making. So, we are pivoting away from the command-line console to focus on sensor fusion and AI, integrating multiple data feeds (both human and technology) in a “single pane of glass.” Strategically, we are focusing-in where our ability to innovate is aligned with emerging technological capabilities, and where we are seeing the fastest adoption and customer demand. Our acquisition of Fusus has been key in providing us the platform to accelerate our momentum. We are doubling down. In the second quarter, revenue from our real-time operations portfolio grew more than 100% year over year.

Expanding Partnerships

In June, we expanded our partnership with Skydio, Inc. (Skydio), a leading U.S. drone manufacturer and world leader in autonomous flight, to integrate Axon’s real-time operations and evidence management with Skydio’s autonomous drones, establishing the most scalable, comprehensive drone solution for public safety. The combined offering supports Drone as First Responder (DFR) programs across our customer base and reinforces our leadership in this category.

Effective DFR programs require a suite of integrated hardware, software and services. Specific advanced features in our new offering with Skydio address implementation complexities with AI-powered autonomous launch and recovery, include seamless connectivity into real-time crime centers, provide sensor-based airspace awareness and deconfliction, integrate evidence management and reporting, support 360-degree obstacle avoidance with night-time vision, and include regulatory support, all as a service.

DFR is one emerging use case Axon is investing in to help optimize resource allocation, leading to quicker, safer responses while reducing risks for officers and communities. In addition to partnering with Skydio, we continue to invest behind and support DroneSense, Inc., another Axon ecosystem partner and the market leader in Drone software. We also believe our pending acquisition of Dedrone Holdings, Inc., a global leader in airspace security, will strengthen Axon's ability to help customers safeguard their communities, improve response to critical incidents and protect even more lives in more places. We have strong conviction that drone usage in public safety will grow dramatically over the next 5-10 years and we are working to bring that vision to life.

“We deal with over 48 events a year where our community can swell from our 93,000 to several hundred thousand over a weekend. Having our drones out there, being able to act as a force multiplier for our officers to augment what we’re already doing at the patrol level and to increase and provide better actionable intelligence for our officers is a phenomenal tool for us.” — Sergeant Loperfido, Miami Beach PD

Q2 2024 Summary Results

Quarterly revenue of $504 million grew 34.6% year over year, exceeding our expectations, driven by growth in each of our product categories. Demand for our latest TASER and body camera products remained strong in the second quarter, driving growth in TASER and Sensors & Other revenue, while adoption of premium software offerings continued to fuel growth in Axon Cloud & Services.

Total company gross margin of 60.3% declined 170 basis points year over year driven by increased stock-based compensation expense and amortization of acquired intangibles in our cost of goods sold (COGS). Excluding the impacts of stock-based compensation and intangibles amortization, non-GAAP company gross margin of 62.5% increased 10 basis points year over year.

Operating profit of $33 million decreased from $40 million year over year due to increased stock-based compensation expenses. COGS and operating expenses included $75 million in stock-based compensation expenses, up from $32 million in Q2 2023, driven by $35 million accrued expenses related to broad-based equity incentive programs that were approved by our shareholders in May 2024.

●	COGS of $200 million, 39.7% of revenue, included $9 million in stock-based compensation expense.
●	SG&A expense of $169 million, 33.6% of revenue, included $39 million in stock-based compensation expense.
●	R&D expense of $101 million, 20.1% of revenue, included $28 million in stock-based compensation expense.

Net income of $41 million, or $0.53 per diluted share, supported non-GAAP net income of $93 million (18.5% non-GAAP net income margin), or $1.20 per diluted share. Net income margin of 8.1% for Q2 2024 increased compared to 3.3% in Q2 2023, primarily due to absence of a non-cash unrealized impairment loss recognized in Q2 2023.

Adjusted EBITDA of $123 million (24.5% Adjusted EBITDA margin, compared to 21.8% in Q2 2023) increased 51.1% year over year driven by higher revenue and operational leverage.

Operating cash flow of $83 million increased 94.0% year over year and supported free cash flow of $71 million and adjusted free cash flow of $75 million.

As of June 30, 2024, Axon had $969 million in cash, cash equivalents and investments, and outstanding convertible notes in principal amount of $690 million, for a net cash position of $279 million, up $5 million sequentially.

Detailed definitions of our non-GAAP financial measures and caution on the use of non-GAAP measures are included later in this letter.

Financial commentary by segment

Software & Sensors

	THREE MONTHS ENDED			CHANGE
	30 JUN 2024	31 MAR 2024	30 JUN 2023	QoQ		YoY
	(in thousands)
Axon Cloud & Services revenue(1)	$194,699	$176,467	$132,637	10.3%		46.8%
Axon Cloud & Services gross margin	72.4%	72.8%	69.7%	(40)	bp	270	bp
Axon Cloud & Services adjusted gross margin	75.0%	74.5%	70.5%	50	bp	450	bp

Sensors & Other revenue	$112,442	$105,521	$87,558	6.6%		28.4%
Sensors & Other gross margin	38.9%	38.7%	52.9%	20	bp	(1,400)	bp
Sensors & Other adjusted gross margin	40.1%	46.9%	52.9%	(680)	bp	(1,280)	bp

(1)	The TASER segment includes Cloud and Services revenue, which is not included here.
●	Axon Cloud & Services revenue growth of 46.8% year over year was primarily driven by new users and adoption of our premium cloud offerings.
●	Axon Cloud & Services gross margin of 72.4% increased from 69.7% year over year due to lower professional services costs related to installations of Axon Fleet hardware. Excluding the impacts of stock-based compensation expense and intangibles amortization, Axon Cloud & Services adjusted gross margin of 75.0% increased from 70.5% year over year. Software-only gross margin continued to exceed our target of 80%.
●	Sensors & Other revenue growth of 28.4% year over year was driven by strong demand for Axon Body 4, partially offset by a decrease in Axon Fleet revenue.
●	Sensors & Other gross margin of 38.9% decreased from 52.9% year over year. Excluding the impact of stock-based compensation and intangibles amortization, Sensors & Other adjusted gross margin of 40.1% decreased from 52.9% year over year due to manufacturing overhead reallocations made in the second quarter of 2023 and inventory reserve charges associated with legacy products in the second quarter of 2024.

TASER

	THREE MONTHS ENDED			CHANGE
	30 JUN 2024	31 MAR 2024	30 JUN 2023	QoQ		YoY
	(in thousands)
Revenue	$196,958	$178,748	$154,410	10.2%		27.6%
Gross margin	60.4%	50.7%	60.5%	970	bp	(10)	bp
Adjusted gross margin	62.9%	61.8%	60.9%	110	bp	200	bp

●	TASER segment revenue growth of 27.6% year over year was driven by strong demand for TASER 10 supporting growth in TASER devices, cartridges, Axon Evidence and cloud services and Virtual Reality training.
●	TASER segment gross margin of 60.4% decreased from 60.5% year over year primarily due to increased stock- based compensation expense. Excluding the impact of stock-based compensation expense, TASER segment adjusted gross margin of 62.9% increased year over year from 60.9% driven by investment in automation and cost reduction initiatives.

Forward-looking performance indicators

	30 JUN 2024	31 MAR 2024	31 DEC 2023	30 SEP 2023	30 JUN 2023
	($ in millions)
Annual recurring revenue (1)	$850	$825	$732	$652	$590
Net revenue retention (1)	122%	122%	122%	122%	122%
Total company future contracted revenue (1)	$7,353	$7,036	$7,140	$5,819	$5,227

(1)	Refer to “Statistical Definitions” below.
●	Annual recurring revenue grew 44.1% year over year to $850 million. Growth in annual recurring revenue is primarily driven by new users adopting our cloud products and upgrades to premium offerings.
●	Net revenue retention was 122% in the quarter, reflecting our ability to deliver additional value to our customers over time and de minimis attrition. We drive adoption of our cloud software solutions through integrated subscription plans, which include a variety of premium software options. This Software-as-a-Service (SaaS) metric excludes the hardware portion of customer subscriptions and is normalized to account for phased customer deployments throughout the year.
●	Total company future contracted revenue of $7.4 billion increased sequentially and is up 40.7% year over year. We expect to recognize between 15% to 25% of this balance over the next 12 months and generally expect the remainder to be recognized over the following ten years.

2024 Outlook

The following forward-looking statements reflect Axon’s expectations as of August 6, 2024, and are subject to risks and uncertainties. Please refer to “Forward-looking Statements” below for more information.

●	Axon expects full year 2024 revenue of $2.00 billion to $2.05 billion, representing approximately 29.5% annual growth at the midpoint. This is an increase from our prior revenue guidance range of $1.94 billion to $1.99 billion, or 26% annual growth at the midpoint.
●	Axon expects full year 2024 Adjusted EBITDA dollars of $460 million to $475 million, implying Adjusted EBITDA margin of approximately 23.1%. This is an increase from our prior Adjusted EBITDA guidance range of $430 million to $445 million, which implied Adjusted EBITDA margin of approximately 22.3%.
o	We provide Adjusted EBITDA guidance, rather than net income guidance, due to the inherent difficulty of forecasting certain types of expenses and gains such as stock-based compensation, income tax expenses and gains or losses on marketable securities and strategic investments, which affect net income but not Adjusted EBITDA. We are unable to reasonably estimate the impact of such expenses, which could be material, on net income. Accordingly, we do not provide a reconciliation of projected net income to projected Adjusted EBITDA.
●	We expect stock-based compensation expenses to be approximately $355 million to $370 million for the full year, up from $215 million to $230 million previously. The increase in expected stock-based compensation expenses is primarily driven by an increase in accrued expense related to broad based equity incentive programs that were approved by our shareholders in May 2024.
o	Full year stock-based compensation expense includes approximately $203 million for broad-based equity compensation programs and a one-time enhanced equity compensation program provided to employees whose compensation is under a specific threshold. Approximately $160 million in full year expected stock-based compensation expense, primarily in SG&A and R&D, is related to the broad-based 2024 eXponential Stock Plan and the 2024 CEO Performance Award approved by our shareholders in May 2024. These performance-based incentive programs are achieved through stock price, operational and time-based requirements and are divided into seven substantially equal tranches.

As of June 30th, 2024, we have accrued expenses related to some tranches where we currently deem achievement to be probable. Approximately $43 million in expense, primarily in COGS, is related to a one-time enhanced equity compensation program provided to employees whose compensation is under a specified threshold. Because our stock-based compensation expense may vary based on changes in our stock price or the actual timing of attainment of certain metrics, it is inherently difficult to forecast future stock-based compensation expense.
●	We expect 2024 CapEx to be in the range of $80 million to $95 million, unchanged from the prior quarter. Our 2024 CapEx plans include investments in TASER 10 automation and capacity expansion, including cartridge capacity, global facility build-out and upgrades, such as warehousing support for global shipping facilities.

Quarterly conference call and webcast

We will host our Q2 2024 earnings conference call webinar on Tuesday, August 6 at 2 p.m. PT / 5 p.m. ET.

The webcast will be available via a link on Axon's investor relations website at https://investor.axon.com, or can be accessed directly via https://axon.zoom.us/j/91242646426.

Statistical Definitions

Annual recurring revenue: Annual recurring revenue is a performance indicator that management believes provides more visibility into the growth of our revenue generated by our highest margin, recurring services. Annual recurring revenue should be viewed independently of revenue and deferred revenue because it is an operating measure and is not intended to be combined with or to replace GAAP revenue or deferred revenue, as they can be impacted by contract start and end dates and renewal rates. Annual recurring revenue is not intended to be a replacement or forecast of revenue or deferred revenue. We calculate annual recurring revenue as monthly recurring license, integration, warranty, and storage revenue, annualized. As of the first quarter of 2024, in order to comprehensively cover recurring warranty revenue, we have recast our annual recurring revenue figures to include recurring TASER segment warranty revenue, in addition to the existing inclusion of recurring warranty revenue from our Software & Sensors segment.

Net revenue retention: Dollar-based net revenue retention is an important metric to measure our ability to retain and expand our relationships with existing customers. We calculate it as the software, camera and TASER warranty subscription and support revenue from a base set of agency customers from which we generated Axon Cloud subscription and warranty revenue in the last month of a quarter divided by the software and camera warranty subscription and support revenue from the year-ago month of that same customer base. This calculation includes high-margin warranty revenue but purposely excludes the lower-margin hardware subscription component of the customer contracts, as it is meant to be a SaaS metric that we use to monitor the health of the recurring revenue business we are building. This calculation also excludes the implied monthly revenue contribution of customers that were added since the year-ago quarter, and therefore excludes the benefit of new customer acquisition. The metric includes customers, if any, that terminated during the annual period, and therefore, this metric is inclusive of customer churn. This metric is downwardly adjusted to account for the effect of phased deployments—meaning that, for the year-ago period, we consider the total contractually obligated implied monthly revenue amount, rather than monthly revenue amounts that might have been in actuality smaller on a GAAP basis due to the customer not having yet fully deployed their Axon solution. For more information relative to our revenue recognition policies, please reference our filings with the Securities and Exchange Commission (SEC).

Total company future contracted revenue: Total company future contracted revenue represents remaining performance obligations and includes both recognized contract liabilities as well as amounts that are expected to be invoiced and recognized in future periods. The remaining performance obligations are limited only to arrangements that meet the definition of a contract under Accounting Standards Codification Topic 606 as of June 30, 2024. We currently expect to recognize between 15% to 25% of this balance over the next 12 months, and generally expect the remainder to be recognized over the following ten years, subject to risks related to delayed deployments, budget appropriation or other contract cancellation clauses.

Non-GAAP Measures

To supplement the Company's financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Margin, Non-GAAP Net Income, Non-GAAP Diluted Earnings Per Share, Free Cash Flow, and Adjusted Free Cash Flow. The Company's management uses these non-GAAP financial measures in evaluating the Company's performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented below.

●	EBITDA (most comparable GAAP measure: net income) - Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.
●	Adjusted EBITDA (most comparable GAAP measure: net income) - Earnings before interest expense, investment interest income, income taxes, depreciation, amortization, non-cash stock-based compensation expense, fair value adjustments to strategic investments and marketable securities, transaction costs related to acquisitions and strategic investments, and other unusual, non-recurring pre-tax items that are not considered representative of our underlying operating performance (identified and listed below in the reconciliation).

●	Adjusted EBITDA margin (most comparable GAAP measure: net income margin) – Adjusted EBITDA as a percentage of net sales.
●	Adjusted gross margin (most comparable GAAP measure: gross margin) – Gross margin before noncash stock-based compensation expense and amortization of acquired intangible assets.
●	Non-GAAP net income (most comparable GAAP measure: net income) - Net income excluding the costs of non-cash stock-based compensation, gain/loss/write-down/disposal/abandonment of property, equipment and intangible assets; fair value adjustments to strategic investments and marketable securities; transaction costs related to acquisitions and strategic investments; costs related to antitrust litigation and other unusual, non-recurring pre-tax items that are not considered representative of our underlying operating performance (listed below). The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.
●	Non-GAAP diluted earnings per share (most comparable GAAP measure: earnings per share) - Measure of Company's Non-GAAP net income divided by the weighted average number of diluted common shares outstanding during the period presented.
●	Free cash flow (most comparable GAAP measure: cash flow from operating activities) - Cash flows provided by operating activities minus purchases of property and equipment and intangible assets.
●	Adjusted free cash flow (most comparable GAAP measure: cash flow from operating activities) - Cash flows provided by operating activities minus purchases of property and equipment and intangible assets, excluding the net impact of investments in our new Scottsdale, Arizona campus and bond premium amortization.
o	We believe that free cash flow and adjusted free cash flow excluding the impact of bond premium amortization and net campus investment are non-GAAP measures that are useful to investors and management to evaluate the Company’s ability to generate cash. These non-GAAP measures can also be used to evaluate the Company’s ability to generate cash flow from operations and the impact that this cash flow has on the Company’s liquidity.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company's operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

●	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company's GAAP financial measures;
●	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company's GAAP financial measures;
●	these non-GAAP financial measures should not be considered to be superior to the Company's GAAP financial measures; and
●	these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles proposed by a third party.
●	Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company's results to the results of other companies.

About Axon

Axon is a technology leader in global public safety. Our moonshot goal is to cut gun-related deaths between police and the public by 50% before 2033. Axon is building the public safety operating system of the future by integrating a suite of hardware devices and cloud software solutions that lead modern policing. Axon’s suite includes TASER energy devices, body cameras, in-car cameras, cloud-hosted digital evidence management solutions, productivity software and real-time operations capabilities. Axon’s growing global customer base includes first responders across international, federal, state and local law enforcement, fire, corrections and emergency medical services, as well as the justice sector, enterprises and consumers.

Non-Axon trademarks are property of their respective owners.

Axon, Axon Body, Axon Cloud, Axon Community Request, Axon Evidence, Axon Fleet, Axon Records, Axon Standards, Draft One, TASER, TASER 10, the Filled Bolt within Circle Logo and the Delta Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the United States and other countries. For more information, visit www.axon.com/legal. All rights reserved.

Forward-looking Statements

Forward-looking statements in this letter include, without limitation, statements regarding: proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services, including statements related to our user base and customer profiles; the impact of pending litigation; strategies and trends relating to subscription plan programs and revenues; statements related to recently completed acquisitions; our anticipation that contracts with governmental customers will be fulfilled; the timing and realization of future contracted revenue; the fulfillment of bookings; strategies and trends, including the amounts and benefits of, R&D investments; the sufficiency of our liquidity and financial resources; expectations about customer behavior; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, including our outlook for 2024 full year revenue, stock-based compensation expense, Adjusted EBITDA, Adjusted EBITDA margin, and capital expenditures; statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Annual Report on Form 10‑K for the year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: our exposure to cancellations of government contracts due to appropriation clauses, exercise of a cancellation clause, or non-exercise of contractually optional periods; the ability of law enforcement agencies to obtain funding, including based on tax revenues; our ability to design, introduce and sell new products, services or features; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; our ability to win bids through the open bidding process for governmental agencies; our ability to manage our supply chain and avoid production delays, shortages and impacts to expected gross margins; the impacts of inflation, macroeconomic conditions and global events; the impact of catastrophic events or public health emergencies; the impact of stock-based compensation expense, impairment expense, and income tax expense on our financial results; customer purchase behavior, including adoption of our software as a service delivery model; negative media publicity or sentiment regarding our products; the impact of various factors on projected gross margins; defects in, or misuse of, our products; changes in the costs of product components and labor; loss of customer data, a breach of security, or an extended outage, including by our third party cloud-based storage providers; exposure to international operational risks; delayed cash collections and possible credit losses due to our subscription model; changes in government regulations in the United States and in foreign markets, especially related to the classification of our products by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; our ability to integrate acquired businesses; the impact of declines in the fair values or impairment of our investments, including our strategic investments; our ability to attract and retain key personnel; litigation or inquiries and related time and costs; and counter-party risks relating to cash balances held in excess of federally insured limits. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, which we expect to be available on August 7, 2024, lists various important factors that could cause actual results to differ materially from expected and historical results. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Readers can find them in Part II, Item 1A under the heading “Risk Factors” in our Quarterly Reports on Form 10‑Q, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 8-K, 10‑Q and 10‑K reports to the SEC. Our filings with the SEC may be accessed at the SEC’s web site at www.sec.gov.

AXON ENTERPRISE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2024	31 MAR 2024	30 JUN 2023	30 JUN 2024	30 JUN 2023
Net sales from products	$295,185	$272,048	$233,474	$567,233	$452,863
Net sales from services	208,914	188,688	141,131	397,602	264,785
Net sales	504,099	460,736	374,605	964,835	717,648
Cost of product sales	145,154	151,698	101,192	296,852	208,776
Cost of service sales	55,210	48,992	41,292	104,202	72,649
Cost of sales	200,364	200,690	142,484	401,054	281,425
Gross margin	303,735	260,046	232,121	563,781	436,223
Operating expenses:
Sales, general and administrative	169,427	152,669	119,922	322,096	236,489
Research and development	101,434	91,097	71,940	192,531	142,867
Total operating expenses	270,861	243,766	191,862	514,627	379,356
Income from operations	32,874	16,280	40,259	49,154	56,867
Interest Income, net	9,782	10,374	9,663	20,156	19,329
Other income (loss), net	7,934	139,066	(62,031)	147,000	(46,421)
Income (loss) before provision for income taxes	50,590	165,720	(12,109)	216,310	29,775
Provision for (benefit from) income taxes	9,793	32,502	(24,529)	42,295	(27,784)
Net income	$40,797	$133,218	$12,420	$174,015	$57,559
Net income per common and common equivalent shares:
Basic	$0.54	$1.77	$0.17	$2.31	$0.78
Diluted	$0.53	$1.73	$0.16	$2.25	$0.77
Weighted average number of common and common equivalent shares outstanding:
Basic	75,511	75,355	74,224	75,433	73,435
Diluted	77,550	77,132	75,780	77,346	74,834

AXON ENTERPRISE, INC.

SEGMENT REPORTING

(in thousands)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	30 JUN 2024			31 MAR 2024			30 JUN 2023
	Software			Software			Software
	and			and			and
	Sensors	TASER	Total	Sensors	TASER	Total	Sensors	TASER	Total
Net sales from products (1)	$112,442	$182,743	$295,185	$105,521	$166,527	$272,048	$87,558	$145,916	$233,474
Net sales from services (2)	194,699	14,215	208,914	176,467	12,221	188,688	132,637	8,494	141,131
Net sales	307,141	196,958	504,099	281,988	178,748	460,736	220,195	154,410	374,605
Cost of product sales	68,702	76,452	145,154	64,714	86,984	151,698	41,224	59,968	101,192
Cost of service sales	53,712	1,498	55,210	47,918	1,074	48,992	40,207	1,085	41,292
Cost of sales	122,414	77,950	200,364	112,632	88,058	200,690	81,431	61,053	142,484
Gross margin	$184,727	$119,008	$303,735	$169,356	$90,690	$260,046	$138,764	$93,357	$232,121
Gross margin %	60.1%	60.4%	60.3%	60.1%	50.7%	56.4%	63.0%	60.5%	62.0%
Adjusted gross margin	62.3%	62.9%	62.5%	64.1%	61.8%	63.2%	63.5%	60.9%	62.4%

(1)	Software and Sensors “products” revenue consists of sensors, including on-officer body cameras, Axon Fleet cameras, other hardware sensors, warranties on sensors, and other products, and is sometimes referred to as Sensors and Other revenue.
(2)	Software and Sensors “services” revenue comprises sales related to the Axon Cloud and Services, which includes Axon Evidence, cloud-based evidence management software revenue, other recurring cloud-hosted software revenue and related professional services, and is sometimes referred to as Axon Cloud and Services revenue.

	SIX MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2024			30 JUN 2023
	Software			Software
	and			and
	Sensors	TASER	Total	Sensors	TASER	Total
Net sales from products (1)	$217,963	$349,270	$567,233	$179,866	$272,997	$452,863
Net sales from services (2)	371,166	26,436	397,602	249,090	15,695	264,785
Net sales	589,129	375,706	964,835	428,956	288,692	717,648
Cost of product sales	133,416	163,436	296,852	98,225	110,551	208,776
Cost of service sales	101,630	2,572	104,202	71,384	1,265	72,649
Cost of sales	235,046	166,008	401,054	169,609	111,816	281,425
Gross margin	354,083	209,698	563,781	259,347	176,876	436,223
Gross margin %	60.1%	55.8%	58.4%	60.5%	61.3%	60.8%
Adjusted gross margin	63.2%	62.4%	62.9%	60.9%	61.6%	61.2%

(1)	Software and Sensors “products” revenue consists of sensors, including on-officer body cameras, Axon Fleet cameras, other hardware sensors, warranties on sensors, and other products, and is sometimes referred to as Sensors and Other revenue.
(2)	Software and Sensors “services” revenue comprises sales related to the Axon Cloud and Services, which includes Axon Evidence, cloud-based evidence management software revenue, other recurring cloud-hosted software revenue and related professional services, and is sometimes referred to as Axon Cloud and Services revenue.

AXON ENTERPRISE, INC.

SALES BY PRODUCT AND SERVICE

(in thousands)

	THREE MONTHS ENDED
	30 JUN 2024		31 MAR 2024		30 JUN 2023
Software and Sensors segment:
Axon Body Cameras and Accessories	$59,024	11.7%	$51,205	11.1%	$32,781	8.8%
Axon Fleet Systems	26,601	5.3	28,387	6.2	35,960	9.6
Axon Evidence and Cloud Services	192,735	38.2	175,458	38.1	132,102	35.3
Extended Warranties	18,310	3.6	18,474	4.0	15,166	4.0
Other (1)	10,471	2.1	8,464	1.8	4,186	1.1
Total Software and Sensors segment	307,141	60.9	281,988	61.2	220,195	58.8
TASER segment:
TASER Devices (Professional)	104,624	20.8	98,676	21.4	84,975	22.7
Cartridges	65,415	13.0	56,198	12.2	48,425	12.9
Axon Evidence and Cloud Services	14,215	2.8	12,221	2.7	8,494	2.3
Extended Warranties	8,908	1.8	8,526	1.8	7,715	2.0
Other (2)	3,796	0.7	3,127	0.7	4,801	1.3
Total TASER segment	196,958	39.1	178,748	38.8	154,410	41.2
Total net sales	$504,099	100.0%	$460,736	100.0%	$374,605	100.0%

(1)	Software and Sensors segment “Other” includes revenue from items including Signal Sidearm, Interview Room, Axon Air and other sensors and equipment.
(2)	TASER segment “Other” includes smaller categories, such as VR hardware, weapons training revenue such as revenue associated with our Master Instructor School, and TASER consumer device sales.

	SIX MONTHS ENDED
	30 JUN 2024		30 JUN 2023
Software and Sensors segment:
Axon Body Cameras and Accessories	$110,229	11.4%	$71,578	10.0%
Axon Fleet Systems	54,988	5.7	68,932	9.6
Axon Evidence and Cloud Services	368,193	38.2	250,416	34.9
Extended Warranties	36,784	3.8	29,251	4.1
Other (1)	18,935	2.0	8,779	1.2
Total Software and Sensors segment	589,129	61.1	428,956	59.8
TASER segment:
TASER Devices (Professional)	203,300	21.1	152,447	21.2
Cartridges	121,613	12.6	95,225	13.3
Axon Evidence and Cloud Services	26,436	2.7	15,695	2.2
Extended Warranties	17,434	1.8	15,385	2.1
Other (2)	6,923	0.7	9,940	1.4
Total TASER segment	375,706	38.9	288,692	40.2
Total net sales	$964,835	100.0%	$717,648	100.0%

(1)	Software and Sensors segment “Other” includes revenue from items including Signal Sidearm, Interview Room, Axon Air and other sensors and equipment.
(2)	TASER segment “Other” includes smaller categories, such as VR hardware, weapons training revenue such as revenue associated with our Master Instructor School, and TASER consumer device sales.

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(in thousands)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2024	31 MAR 2024	30 JUN 2023	30 JUN 2024	30 JUN 2023
EBITDA and Adjusted EBITDA:
Net income	$40,797	$133,218	$12,420	$174,015	$57,559
Depreciation and amortization	13,000	11,564	7,480	24,564	14,169
Interest expense	1,871	1,756	1,737	3,627	3,461
Investment interest income	(11,653)	(12,130)	(11,400)	(23,783)	(22,790)
Provision for (benefit from) income taxes	9,793	32,502	(24,529)	42,295	(27,784)
EBITDA	$53,808	$166,910	$(14,292)	$220,718	$24,615

Adjustments:
Stock-based compensation expense	$74,821	$75,115	$31,891	$149,936	$66,241
Unrealized (gain) loss on strategic investments and marketable securities, net	(7,967)	(97,419)	61,912	(105,386)	46,342
Gain on remeasurement of previously held minority interest, net	(21)	(42,292)	—	(42,313)	—
Transaction costs related to strategic investments and acquisitions	2,636	6,357	455	8,993	1,298
Loss on disposal, abandonment, and impairment of property, equipment and intangible assets, net	—	—	24	—	180
Insurance recoveries	—	—	(789)	—	(789)
Costs related to antitrust litigation	—	224	1	224	1
Payroll taxes related to XSPP vesting and CEO Award option exercises	—	—	2,368	—	8,760
Adjusted EBITDA	$123,277	$108,895	$81,570	$232,172	$146,648
Net income as a percentage of net sales	8.1%	28.9%	3.3%	18.0%	8.0%
Adjusted EBITDA as a percentage of net sales	24.5%	23.6%	21.8%	24.1%	20.4%

Stock-based compensation expense:
Cost of product and service sales	$8,517	$29,595	$1,678	$38,112	$2,998
Sales, general and administrative	38,633	23,155	14,901	61,788	30,346
Research and development	27,671	22,365	15,312	50,036	32,897
Total	$74,821	$75,115	$31,891	$149,936	$66,241

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued

(in thousands, except per share amounts)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2024	31 MAR 2024	30 JUN 2023	30 JUN 2024	30 JUN 2023
Non-GAAP net income:
GAAP net income	$40,797	$133,218	$12,420	$174,015	$57,559
Non-GAAP adjustments:
Stock-based compensation expense	74,821	75,115	31,891	149,936	66,241
Unrealized (gain) loss on strategic investments and marketable securities, net	(7,967)	(97,419)	61,912	(105,386)	46,342
Gain on remeasurement of previously held minority interest, net	(21)	(42,292)	—	(42,313)	—
Transaction costs related to strategic investments and acquisitions	2,636	6,357	455	8,993	1,298
Loss on disposal, abandonment, and impairment of property, equipment and intangible assets, net	—	—	24	—	180
Insurance recoveries	—	—	(789)	—	(789)
Costs related to antitrust litigation	—	224	1	224	1
Payroll taxes related to XSPP vesting and CEO Award option exercises	—	—	2,368	—	8,760
Income tax effects	(17,158)	13,647	(24,595)	(2,809)	(31,255)
Non-GAAP net income	$93,108	$88,850	$83,687	$182,660	$148,337

Diluted income per common share
GAAP	$0.53	$1.73	$0.16	$2.25	$0.77
Non-GAAP	$1.20	$1.15	$1.10	$2.36	$1.98

Weighted average number of diluted common and common equivalent shares outstanding (in thousands)	77,550	77,132	75,780	77,346	74,834

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued

(in thousands)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2024	31 MAR 2024	30 JUN 2023	30 JUN 2024	30 JUN 2023
Net sales	$504,099	$460,736	$374,605	$964,835	$717,648
Cost of sales	200,364	200,690	142,484	401,054	281,425
Gross margin	303,735	260,046	232,121	563,781	436,223
Stock-based compensation expense	8,517	29,595	1,678	38,112	2,998
Amortization of acquired intangible assets	2,976	1,686	—	4,662	—
Adjusted gross margin	$315,228	$291,327	$233,799	$606,555	$439,221
Gross margin	60.3%	56.4%	62.0%	58.4%	60.8%
Adjusted gross margin	62.5%	63.2%	62.4%	62.9%	61.2%

Software and Sensors

	THREE MONTHS ENDED
	30 JUN 2024			31 MAR 2024			30 JUN 2023
	Axon Cloud	Sensors		Axon Cloud	Sensors		Axon Cloud	Sensors
	& Services	& Other	Total	& Services	& Other	Total	& Services	& Other	Total
New sales	$194,699	$112,442	$307,141	$176,467	$105,521	$281,988	$132,637	$87,558	$220,195
Cost of sales	53,712	68,702	122,414	47,918	64,714	112,632	40,207	41,224	81,431
Gross margin	140,987	43,740	184,727	128,549	40,807	169,356	92,430	46,334	138,764
Stock-based compensation expense	2,485	1,057	3,542	1,502	8,312	9,814	1,046	—	1,046
Amortization of acquired intangible assets	2,638	338	2,976	1,348	338	1,686	—	—	—
Adjusted gross margin	$146,110	$45,135	$191,245	$131,399	$49,457	$180,856	$93,476	$46,334	$139,810
Gross margin	72.4%	38.9%	60.1%	72.8%	38.7%	60.1%	69.7%	52.9%	63.0%
Adjusted gross margin	75.0%	40.1%	62.3%	74.5%	46.9%	64.1%	70.5%	52.9%	63.5%

	SIX MONTHS ENDED
	30 JUN 2024			30 JUN 2023
	Axon Cloud	Sensors		Axon Cloud	Sensors
	& Services	& Other	Total	& Services	& Other	Total
New sales	$371,166	$217,963	$589,129	$249,090	$179,866	$428,956
Cost of sales	101,630	133,416	235,046	71,384	98,225	169,609
Gross margin	269,536	84,547	354,083	177,706	81,641	259,347
Stock-based compensation expense	3,987	9,369	13,356	1,743	313	2,056
Amortization of acquired intangible assets	3,986	676	4,662	—	—	—
Adjusted gross margin	$277,509	$94,592	$372,101	$179,449	$81,954	$261,403
Gross margin	72.6%	38.8%	60.1%	71.3%	45.4%	60.5%
Adjusted gross margin	74.8%	43.4%	63.2%	72.0%	45.6%	60.9%

TASER

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2024	31 MAR 2024	30 JUN 2023	30 JUN 2024	30 JUN 2023
Net sales	$196,958	$178,748	$154,410	$375,706	$288,692
Cost of sales	77,950	88,058	61,053	166,008	111,816
Gross margin	119,008	90,690	93,357	209,698	176,876
Stock-based compensation expense	4,975	19,781	632	24,756	942
Adjusted gross margin	$123,983	$110,471	$93,989	$234,454	$177,818
Gross margin	60.4%	50.7%	60.5%	55.8%	61.3%
Adjusted gross margin	62.9%	61.8%	60.9%	62.4%	61.6%

AXON ENTERPRISE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	30 JUN 2024	31 DEC 2023
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$566,452	$598,545
Marketable securities	107,550	77,940
Short-term investments	402,470	644,054
Accounts and notes receivable, net	386,058	417,690
Contract assets, net	343,422	275,779
Inventory	277,753	269,855
Prepaid expenses and other current assets	122,033	112,786
Total current assets	2,205,738	2,396,649

Property and equipment, net	215,324	200,533
Deferred tax assets, net	226,801	229,513
Intangible assets, net	85,571	19,539
Goodwill	307,758	57,945
Long-term notes receivable, net	3,044	2,588
Long-term contract assets, net	107,216	77,710
Strategic investments	363,134	231,730
Other long-term assets	227,784	220,638
Total assets	$3,742,370	$3,436,845

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$104,077	$88,326
Accrued liabilities	141,614	188,230
Current portion of deferred revenue	485,869	491,691
Customer deposits	23,049	21,935
Other current liabilities	11,504	9,787
Total current liabilities	766,113	799,969

Deferred revenue, net of current portion	291,424	281,852
Liability for unrecognized tax benefits	19,008	18,049
Long-term deferred compensation	14,050	11,342
Long-term lease liabilities	41,705	33,550
Convertible notes, net	678,678	677,113
Other long-term liabilities	2,552	2,936
Total liabilities	1,813,530	1,824,811

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	1,493,716	1,347,410
Treasury stock	(155,947)	(155,947)
Retained earnings	605,264	431,249
Accumulated other comprehensive loss	(14,194)	(10,679)
Total stockholders’ equity	1,928,840	1,612,034
Total liabilities and stockholders’ equity	$3,742,370	$3,436,845

AXON ENTERPRISE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2024	31 MAR 2024	30 JUN 2023	30 JUN 2024	30 JUN 2023
Cash flows from operating activities:
Net income	$40,797	$133,218	$12,420	$174,015	$57,559
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock-based compensation	74,821	75,115	31,891	149,936	66,241
(Gain) loss on strategic investments and marketable securities, net	(7,967)	(97,419)	61,912	(105,386)	46,342
Gain on remeasurement of previously held minority interest, net	(21)	(42,292)	—	(42,313)	—
Depreciation and amortization	13,000	11,564	7,480	24,564	14,169
Bond amortization	(3,397)	(4,990)	(4,146)	(8,387)	(8,036)
Noncash lease expense	1,721	1,795	1,583	3,516	2,978
Deferred income taxes	(28,425)	20,670	(27,945)	(7,755)	(37,605)
Amortization of debt issuance costs	783	782	775	1,565	1,531
Unrecognized tax benefits	380	544	2,012	924	2,867
Other noncash items	3,704	461	410	4,165	1,457
Change in assets and liabilities:
Accounts and notes receivable and contract assets	(9,381)	(51,132)	(51,774)	(60,513)	(102,205)
Inventory	(7,406)	(710)	(27,774)	(8,116)	(43,585)
Prepaid expenses and other assets	(4,254)	2	15,058	(4,252)	(49,290)
Accounts payable, accrued and other liabilities	41,218	(84,289)	1,067	(43,071)	(35,976)
Deferred revenue	(32,810)	20,743	19,687	(12,067)	69,886
Net cash provided by (used in) operating activities	82,763	(15,938)	42,656	66,825	(13,667)
Cash flows from investing activities:
Purchases of investments	(172,904)	(241,457)	(100,925)	(414,361)	(246,049)
Proceeds from call / maturity of investments	333,886	330,472	299,994	664,358	381,082
Purchases of property and equipment	(11,318)	(16,194)	(13,137)	(27,512)	(21,650)
Purchases of intangible assets	—	—	(62)	—	(187)
Proceeds from disposal of property and equipment	—	34	3	34	3
Strategic investments	(67,500)	(9,128)	(10,917)	(76,628)	(10,917)
Business acquisition, net of cash acquired	(25)	(237,771)	(21,026)	(237,796)	(21,026)
Net cash provided by (used in) investing activities	82,139	(174,044)	153,930	(91,905)	81,256
Cash flows from financing activities:
Net proceeds from equity offering	—	—	61,156	—	94,806
Proceeds from options exercised	—	—	15,322	—	54,503
Income and payroll tax payments for net-settled stock awards	(2,185)	(2,710)	(62,214)	(4,895)	(97,055)
Net cash (used in) provided by financing activities	(2,185)	(2,710)	14,264	(4,895)	52,254
Effect of exchange rate changes on cash and cash equivalents	(108)	(1,978)	27	(2,086)	806
Net increase (decrease) in cash and cash equivalents and restricted cash	162,609	(194,670)	210,877	(32,061)	120,649
Cash and cash equivalents and restricted cash, beginning of period	406,000	600,670	265,324	600,670	355,552
Cash and cash equivalents and restricted cash, end of period	$568,609	$406,000	$476,201	$568,609	$476,201

AXON ENTERPRISE, INC.

SELECTED CASH FLOW INFORMATION

(in thousands)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2024	31 MAR 2024	30 JUN 2023	30 JUN 2024	30 JUN 2023
Net cash provided by operating activities	$82,763	$(15,938)	$42,656	$66,825	$(13,667)
Purchases of property and equipment	(11,318)	(16,194)	(13,137)	(27,512)	(21,650)
Purchases of intangible assets	—	—	(62)	—	(187)
Free cash flow, a non-GAAP measure	$71,445	$(32,132)	$29,457	$39,313	$(35,504)
Bond premium amortization	3,397	4,990	4,146	8,387	8,036
Net campus investment	458	1,033	290	1,491	1,302
Adjusted free cash flow, a non-GAAP measure	$75,300	$(26,109)	$33,893	$49,191	$(26,166)

AXON ENTERPRISE, INC.

SUPPLEMENTAL TABLES

(in thousands)

	30 JUN 2024	31 DEC 2023
	(Unaudited)
Cash and cash equivalents	$566,452	$598,545
Short-term investments	402,470	644,054
Cash and cash equivalents and investments, net	968,922	1,242,599
Convertible notes, principal amount	(690,000)	(690,000)
Total cash and cash equivalents and investments, net of convertible notes	$278,922	$552,599